UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2011
National American University Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (605) 721-5220
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Effective October 31, 2011, the Board of Directors of National American University Holdings, Inc. (the “Company”) appointed Venessa D. Green as the Company’s Chief Financial Officer.
Ms. Green, age 39, was most recently Chief Financial Officer of National American University (“NAU”), a division of the Company. Ms. Green began her career at NAU in 2004 serving as its business manager/controller. In 2008, Ms. Green became vice president of finance at NAU and held that position until 2009, when she was named interim chief financial officer. Since 2006, Ms. Green has also served as an adjunct faculty member for NAU.
Ms. Green is a licensed certified public accountant in the State of South Dakota and has been a member of the American Institute of Certified Public Accountants and the South Dakota Certified Public Accountant Society since 2007. Ms. Green obtained a B.S. from DeVry Institute of Technology and an MBA from NAU.
Ms. Green did not enter into an employment agreement with the Company in connection with her appointment as Chief Financial Officer, but the following is a summary of the material terms of Cabinet Level Officer Compensation Plan (“Plan”), to which Ms. Green is a party, and a copy of which was filed as an exhibit to the Current Report on Form 8-K on May 6, 2011.
Base Salary. Under her Plan, Ms. Green’s annual base salary for fiscal 2012 is $165,000.
Quarterly Achievement Award. The Plan provides for a quarterly achievement award based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals. For each fiscal quarter in which the Company achieves the budgeted quarterly pre-tax profit margins, Ms. Green would receive an award equal to 5% of her annual base salary. In addition, for each fiscal quarter in which the Company achieves the budgeted quarterly objectives related to institutional effectiveness, Ms. Green would receive an award equal to 5% of her annual base salary. The maximum amount of quarterly achievement awards that Ms. Green may be entitled to receive in fiscal 2012 is 40% of her annual base salary.
Annual Achievement Award. The annual achievement award component is determined by a percentage of the excess of the amount of the Company’s actual earnings before interest and taxes, or EBIT, over the budgeted EBIT for the 2012 fiscal year. To the extent the Company’s actual EBIT for fiscal 2012 exceeds the Company’s budgeted EBIT for fiscal 2012, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool. The maximum amount of the annual achievement award that Ms. Green may be entitled to receive in fiscal 2012 is 60% of her annual base salary.
The foregoing description of the Plan does not purport to be complete and are qualified in its entirety by reference to the full text of the Plan, which was filed as an exhibit to the Current Report on Form 8-K on May 6, 2011.
There is no arrangement or understanding pursuant to which Ms. Green was selected as Chief Financial Officer and no family relationship exists between Ms. Green and any director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, there have been no related party transactions between the Company and Ms. Green as described under Item 404(a) of Regulation S-K and none have been proposed.
A press release announcing the appointment of Ms. Green as the Company’s new Chief Financial Officer is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.
An annual meeting of the stockholders of the Company was held on November 1, 2011. Present at that annual meeting were 25,487,953 shares of common stock entitled to vote. The stockholders voted on the following matters at the meeting:
1. The election of seven directors, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal:

Name	Shares Voted For	Shares Withheld	Broker Non-Votes
Robert D. Buckingham	24,771,606	127,953	588,394
Dr. Jerry L. Gallentine	24,817,606	81,953	588,394
Dr. Therese Kreig Crane	24,865,501	34,058	588,394
Dr. R. John Reynolds	24,865,501	34,058	588,394
Dr. Thomas D. Saban	24,886,930	12,629	588,394
David L. Warnock	24,503,533	396,026	588,394
H. Edward Yelick	24,856,347	43,212	588,394

2. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2012.

Shares Voted For	Shares Voted Against	Shares Abstained
25,463,753	24,200	0

Item 8.01	Other Events.
On November 4, 2011, the Company issued a press release announcing that on October 31, 2011, the Company’s Board of Directors declared a cash dividend in the amount of $0.0325 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2011. The dividends will be payable on or about January 6, 2012. The Company operates on a May 31st fiscal year. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Also on November 4, 2011, the Company issued a press release announcing that its Board of Directors has authorized the Company to repurchase up to $10 million of its outstanding common stock in open market or privately negotiated transactions. A copy of the press release is filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press release announcing appointment of Venessa Green as CFO, dated November 3, 2011
99.2	Press release announcing dividend, dated November 4, 2011
99.3	Press release announcing stock repurchase program, dated November 4, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
By:	/s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer
Date: November 4, 2011

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release announcing appointment of Venessa Green as CFO, dated November 3, 2011
99.2	Press release announcing dividend, dated November 4, 2011
99.3	Press release announcing stock repurchase program, dated November 4, 2011